EXHIBIT 10.1

Piedmont Mining Company, Inc.
P.O. Box 20675
New York, NY	10021-0073

March 10, 2009

Mr. John Key

Nevada Eagle Resources LLC

1130 West Pender Street, Suite 810

Vancouver, BC, Canada V6E 4A4

Re: Letter of Intent: Argentite Property

Dear Mr. Key:

Piedmont Mining Company, Inc., a North Carolina corporation (‘Piedmont’), would like to propose the following terms for an exploration and earn-in agreement with Nevada Eagle Resources LLC (‘NER’), a wholly owned subsidiary of Gryphon Gold Corporation, regarding the Argentite property, situated approximately 12 miles West of Silverpeak in Esmeralda County, Nevada. Following execution of this Letter of Intent (‘LOI’), the parties will negotiate and execute an ‘Exploration Agreement with Option to Form Joint Venture’ (the ’Agreement’), after the gold price exceeds $1,000 per ounce for more than 25 consecutive days or after 90 days from the signing of this LOI, whichever occurs first.

1-

Property – The Argentite property (the ‘Property’) consists of 8 claims, plus any additional claims staked within the Area of Interest. The Area of Interest will include all property within two miles from the exterior boundaries of the claims. (see attached Schedule A)

2-	Parties – Subject to further discussions, the parties to the Agreement will be NER and Piedmont.

3-	Option – The Agreement will grant to Piedmont the exclusive right and option to earn an undivided fifty-one percent (51%) interest in the Property by satisfying the following obligations:

a.	Work Commitment:
i.

Until such time as the gold price exceeds $1,000 per ounce for more than 25 consecutive business days or after 90 days from the date of signing of this LOI, whichever occurs first, there will be no work expenditure requirements, other than the property and claims maintenance expenses.

ii.

Work Expenditure Requirements - Upon the gold price exceeding $1,000 for more than 25 consecutive business days or after 90 days from the date of signing of this LOI, whichever occurs first, the formal Agreement will then be negotiated and executed and will include the following schedule of work expenditure requirements commencing from the date the Agreement is executed as follows:

1.	During year 1:	$50,000
2.	During year 2:	$100,000
3.	During year 3:	$150,000
4.	During year 4:	$200,000
5.	During year 5:	$250,000

Total:	$750,000

The nature of the exploration work and the amount of drilling each year will be determined through consultation between Lew Gustafson of Piedmont and Jerry Baughman of NER. The parties will also enter into a separate services agreement, with NER to manage exploration work on the Property until the ‘earn-in’ phase has been completed.

Until the above work commitment expenditure requirements are completed or until the Agreement is terminated, Piedmont will pay the federal and state claims maintenance requirements and pay the property holding costs for the Property. All such payments will be creditable against the above work commitment expenditure requirement.

b.	Piedmont will also pay to NER:

i.	$2,500 upon signing this LOI;
ii.	$8,000 upon signing the Agreement;
iii.	$10,000 by the first anniversary of the Agreement;
iv.	$15,000 by the second anniversary of the Agreement;
v.	$20,000 by the third anniversary of the Agreement, and
vi.	$25,000 by the fourth anniversary of the Agreement.

Each of the above payments in paragraph 3b. will be creditable against the Work Expenditure Requirements.

4-

Formation of Joint Venture – Following completion of the payments and work expenditure requirements as set forth in Paragraph 3 above, Piedmont will have earned an undivided fifty-one (51%) interest in the Property. At that time, Piedmont will then have the option to:

a.	increase its interest in the Property to 60% by completing an additional $500,000 in work on the property over the following 2 year period, or:

b.	Form a joint venture with Piedmont holding a 51% interest in the property and proposing a budget of at least $100,000 each year thereafter.
c.	Upon Piedmont completing the expenditure requirements to earn a 60% interest in the property, Piedmont will then have the option to:

i.	Form a joint venture with Piedmont holding a 60% interest and agreeing to expend at least $100,000 in each year thereafter, or
ii.	Increase its interest to 70% by completing a bankable feasibility study and expending at least $100,000 each year, at which point a joint venture would then be formed.

5-	Once Piedmont has earned its 51% interest in the property, Piedmont agrees to expend at least, or propose a budget of at least, $100,000 per year in work on the property thereafter.

6-

At the time the parties decide to proceed and form a Joint Venture Agreement, the Joint Venture Agreement will be based upon Form 5A or Form 5A-LLC provided by the Rocky Mountain Mineral Law Foundation.

7-

If at any time after earning an interest in the Property, Piedmont decides it is no longer interested in pursuing exploration or development of the Property, it will promptly relinquish its interest back to NER.

8-	Counterparts – This LOI may be executed in counterparts, which together shall constitute a single original document.

If the foregoing terms are acceptable, please sign two copies of this LOI and return both copies to me. I will then sign and date this LOI and return to you one fully signed copy.

Very truly yours,

______________________ Robert M. Shields, Jr. President and CEO

We, the undersigned, hereby accept the foregoing terms and conditions with respect to the Argentite Property.

Nevada Eagle Resources LLC

_________________
John Key, Managing Member

Exhibit A

Marty & SP Mining Claims

Esmeralda County, Nevada

Argentite Project

Name	Serial number	County document
Marty 1	NMC 970596
Marty 2	NMC 970597
Marty 3	NMC 970598
Marty 4	NMC 970599
Marty 5	NMC 970600
Marty 6	NMC 970601
Marty 7	NMC 970602
SP 11	NMC 970595
(8 total claims)